Exhibit to Accompany
Item 77J b
Form N-SAR
Ariel Growth Fund
the Funds


According to the provisions of Statement of Position 93 - 2 SOP 93 - 2 Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment Companies, the Funds are required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at September 30, 2000, in the Ariel Fund and the Ariel
Appreciation Fund, entries were recorded to decrease undistributed net investment income
$121,922 and $4,030 respectively, decrease paid-in-capital $159 and $4,954 respectively, and increase accumulated net realized gain on investment transactions by $122,081 and $8,984 respectively.
In the Ariel Premier Bond Fund, an entry was made to reduce accumulated net realized gain on investment transactions and increase undistributed net investment income by $8,434.


These reclassifications have no impact on the net assets of the Funds and it is designed to present the Funds accumulated net realized income and gain accounts on a tax basis.